UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   January 16, 2003

CBRL GROUP, INC.

Tennessee

0-25225

        62-1749513

(State or Other Jurisdiction

       (Commission File Number)

    (I.R.S. Employer

      of Incorporation)

               Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

 (615) 444-5533

#

Item 7.  Financial Statements and Exhibits

(a)

Financial Statements.  None.

(b)

Pro Forma Financial Information.  None.

(c)

Exhibits.

99.1  Press Release dated January 16, 2003.

Item 9.  Regulation FD Disclosure

CBRL Group, Inc. issued a press release reporting fiscal 2003 second quarter-to-date sales and increasing its earnings guidance for the second quarter and the full fiscal year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 29, 2003

CBRL GROUP, INC.

By: /s/James F. Blackstock

Name: James F. Blackstock

Title:

Senior Vice President, General

Counsel and Secretary

Exhibit 99.1

          Contact:  Lawrence E. White

Senior Vice President/ Finance and Chief Financial Officer

CBRL GROUP, INC. REPORTS CURRENT SALES AND INCREASES EARNINGS GUIDANCE FOR ITS SECOND QUARTER AND FULL FISCAL 2003

LEBANON, Tenn.  (January 16, 2003) – CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) today reported fiscal 2003 second quarter-to-date sales and increased its earnings guidance for the second quarter and the full fiscal year.

The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Store® (“Cracker Barrel”) units are up approximately 2.5-3% compared with the same period a year ago, primarily reflecting a higher average check. Cracker Barrel’s quarter-to-date comparable store retail sales are up approximately 0.5-1%, reflecting better than expected sales in the holiday retail season and an improvement from the sales reported on December 19, 2002, when quarter-to-date retail sales were down approximately 2.5%. Quarter-to-date comparable restaurant sales in the Company’s Logan’s Roadhouse® (“Logan’s”) units are up approximately 1% from last year, including an approximate 2-2.5% increase in average check.

Commenting on current trends, CBRL Group, Inc. President and Chief Executive Officer Michael A. Woodhouse said, “We are very pleased to report that our sales have exceeded our expectations for both restaurant and retail, with solid improvements achieved over the strong performance in last year’s second fiscal quarter.  Despite a very weak holiday period for many retailers, our retail sales have improved since our last update.  We also have seen more positive restaurant sales than originally anticipated and have benefited from favorable cost management.  As a result, our expectations for the second quarter have continued to improve.  We believe that these sales and the resulting earnings outlook reflect not only on the strength of our well-positioned concepts, but also on the efforts of a lot of outstanding employees.”

Because of the favorable sales results, the Company also increased its earnings guidance for the second quarter of fiscal 2003, which ends on January 31, 2003.  The Company presently expects diluted earnings per share growth of 30% or more from $0.37 that the Company earned in the second quarter a year ago.  Prior Company guidance for the second quarter was for diluted earnings per share in the mid-$0.40’s, and consensus, as reported by First Call®, is $0.44, which would represent a 19% increase.  Earnings guidance reflects many assumptions, most of which cannot be known with certainty, including, very importantly, sales expectations, which can be heavily affected by weather during the winter. The Company also presently expects diluted earnings per share for the full fiscal year of 2003 to be $2.00 or more compared with $1.64 for the full fiscal 2002. Consensus, as reported by First Call, is $1.95.  The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release.  The restaurant industry is highly competitive, and trends and targets are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release.  The Company assumes no obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 466 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 91 company-operated and 12 franchised Logan’s Roadhouse restaurants in 17 states.

Except for specific historical information, the matters discussed in this press release are forward-looking statements that involve risks, uncertainties and other factors that may cause actual results and performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which will affect actual results include, but are not limited to: adverse general economic conditions including uncertain consumer confidence effects on sales; weather conditions and customer travel activity; practical or psychological effects of terrorist acts or military or government responses; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; commodity, workers’ compensation, group health and utility price changes; the effects of plans intended to improve operational execution and performance; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; the ability of the Company to identify successful new lines of retail merchandise; the availability and cost of acceptable sites for development; the acceptance of the Company’s concepts as the Company continues to expand into new markets and geographic regions; changes in interest rates affecting the Company’s financing costs; increases in construction costs; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions and insurance; changes in generally accepted accounting principles or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular;  other undeterminable areas of government or regulatory actions or regulations; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

First Call is a registered trademark of First Call Corporation.